                                                         Exhibit 99.1



Contacts:          For Media:         John Calagna
                                      (212) 578-6252

                   For Investors:     Kevin Helmintoller
                                      (212) 578-5140

          METLIFE INC. ANNOUNCES REMARKETING OF DEBENTURES UNDERLYING
                            EQUITY SECURITY UNITS

NEW YORK, February 6, 2003 -- MetLife, Inc. (NYSE: MET) announced today its intention to remarket up to $1,006,250,000 aggregate principal amount of its 8.0% debentures, due May 15, 2005 (the "Debentures").

The Debentures were issued by MetLife to MetLife Capital Trust I (the "Trust"), in April 2000 in connection with MetLife's public offering of equity security units (the "Units") (NYSE: MIU). Each Unit initially consisted of a contract to purchase, for $50, shares of MetLife's common stock on May 15, 2003, and a capital security of the Trust. The capital securities represented undivided beneficial ownership interests in the assets of Trust, which consisted solely of the Debentures issued by MetLife to the Trust. In accordance with the terms of the capital securities, MetLife has dissolved the Trust and is distributing the Debentures to the holders of the capital securities. The remarketing is provided for by the terms of a Purchase Contract Agreement dated as of April 7, 2000 between MetLife and Bank One Trust Company, N.A., as agent for the holders from time to time of the Units.

The Debentures are scheduled to be remarketed in a public offering on February 12, 2003 by Credit Suisse First Boston LLC and Goldman, Sachs & Co., as joint remarketing agents, pursuant to a remarketing agreement between them, MetLife and Bank One Trust Company N.A. On the remarketing date, the remarketing agents will attempt to reset the rate of interest payable on the remarketed Debentures to a rate they believe is sufficient to cause the market value of each Debenture to be equal to 100.5% of the "remarketing value," as described in the prospectus dated April 4, 2000 issued by MetLife and the Trust in connection with the public offering of the Units. The remarketing is being conducted on behalf of Debenture holders and MetLife will not receive any of the net proceeds.

This press release does not constitute an offer to sell, nor a solicitation of an offer to buy any of the Debentures or any other security. Any offers will be made solely by means of a prospectus filed with the Securities and Exchange Commission.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve approximately 12 million individuals in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 13 countries.

                                    #   #   #